Exhibit 99

Eaton Reports Fourth Quarter Operating Earnings Up 63 Percent Over 2012
Fourth Quarter Operating Earnings Per Share of $1.08, Up 32 Percent Over 2012
Cash Flow from Operations a Record $872 Million, Up 27 Percent Over 2012
2014 Operating Earnings Per Share Expected to be Between $4.50 and $4.90, Up 14 Percent at the Midpoint Over 2013
DUBLIN, Ireland … Power management company Eaton Corporation plc (NYSE:ETN) today announced operating earnings for the fourth quarter of 2013, which exclude charges of $55 million to integrate recent acquisitions, of $516 million, up 63 percent over the fourth quarter of 2012. Operating earnings per share for the fourth quarter, which exclude $0.08 per share to integrate recent acquisitions, were $1.08, an increase of 32 percent over the fourth quarter of 2012.
Sales in the quarter were $5.5 billion, 28 percent higher than the same period in 2012. Net income in the fourth quarter of 2013 was $479 million compared to $179 million in 2012.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our growth accelerated in the fourth quarter, with core sales growth of 4 percent, the strongest quarter of core sales growth in 2013. In addition to our 4 percent core sales growth, we had 25 percent growth from acquisitions, offset slightly by a reduction of 1 percent from currency exchange.
“We generated record cash flow in the fourth quarter, with operating cash flow of $872 million, up 27 percent over the fourth quarter of 2012,” said Cutler. “During the quarter, we completed our purchase price accounting for Cooper. Our Cooper integration remains well ahead of schedule, setting a solid foundation for the $95 million of additional Cooper integration savings we expect to realize in 2014.
“In mid-January we signed an agreement to sell two aerospace units to Safran for a price of $270 million. The two units have total annual revenues of approximately $100 million,” said Cutler. “The transaction is expected to close early in the second quarter.”
For the full year 2013, sales were a record $22.0 billion, 35 percent higher than in 2012. Operating earnings in 2013, which exclude $163 million in charges to integrate our recent acquisitions, totaled a record $2.0 billion, an increase of 42 percent compared to 2012. Operating earnings per share for 2013 were a record $4.13, up 5 percent over 2012.
“Our full year 2013 sales increase of 35 percent reflects principally the revenues from our 2012 acquisitions, as growth in our markets remained sluggish for much of the year,” said Cutler. “We generated record operating earnings per share in 2013, up 5 percent over 2012, despite the additional shares we issued as part of the Cooper acquisition and the purchase price charges resulting from the five acquisitions completed in 2012. Operating cash flow in 2013 was a record $2.3 billion, up 37 percent over 2012.
“Our board will address the first quarter dividend at its meeting later this month,” said Cutler.
“In 2014, we anticipate our markets will grow 3 percent,” said Cutler. “We expect that 2014 operating earnings per share will set another record. We estimate that first quarter operating earnings per share, which exclude an estimated $76 million of charges to integrate our recent acquisitions, will be between $0.95 and $1.05 per share.
“For the full year 2014, we estimate that operating earnings per share, which exclude an estimated $168 million of charges to integrate our recent acquisitions, will be between $4.50 and $4.90 per share. This guidance does not factor in any gain from the divestiture of the two aerospace units,” said Cutler. “Based on the $4.70 midpoint of this guidance, our operating earnings per share in 2014 will grow 14 percent.”
Business Segment Results
Fourth quarter sales for the Electrical Products segment were $1.8 billion, up 57 percent from the fourth quarter of 2012, reflecting the impact of the Cooper Industries acquisition. Operating profits in the fourth quarter were $276 million. Excluding acquisition integration charges of $20 million during the quarter, operating profits totaled $296 million, up 64 percent from the fourth quarter of 2012.
“Our bookings in the Electrical Products segment increased 4 percent from the combined bookings of Eaton and legacy Cooper in the fourth quarter a year ago,” said Cutler.

Fourth quarter sales for the Electrical Systems and Services segment were $1.6 billion, an increase of 38 percent over the fourth quarter of 2012, reflecting the impact of the Cooper Industries acquisition. Operating profits were $221 million. Excluding acquisition integration charges of $11 million during the quarter, operating profits totaled $232 million, up 54 percent over the fourth quarter of 2012.
“Our bookings in the Electrical Systems and Services segment declined 4 percent from the combined bookings of Eaton and legacy Cooper in the fourth quarter a year ago, reflecting a slowdown in orders from the U.S. government and continued weak demand from the utility market,” said Cutler.
“For 2014, we believe the markets served by our Electrical segments will grow 3 percent,” said Cutler.
Hydraulics segment fourth quarter sales were $714 million, up 3 percent over the fourth quarter of 2012. Operating profits in the fourth quarter were $84 million. Excluding acquisition integration charges of $8 million in the fourth quarter of 2013, operating profits were $92 million, up 80 percent over the fourth quarter of 2012.
“The global hydraulics market has stabilized, with signs in some parts of the market that growth is improving,” said Cutler. “Our bookings in the fourth quarter increased 19 percent over last year, led by the mobile markets. For 2014, we anticipate our Hydraulics markets will grow 3 percent.”
The Aerospace segment posted fourth quarter sales of $446 million, an increase of 3 percent over the fourth quarter of 2012. Operating profits in the fourth quarter were $59 million, up 31 percent over the fourth quarter of 2012.
“Aerospace bookings in the fourth quarter increased 8 percent over the fourth quarter of 2012,” said Cutler. “In 2014, we expect continued good growth in commercial aerospace markets and a small decline in defense aerospace markets. Overall, we expect our Aerospace markets in 2014 will grow 3 percent.”
The Vehicle segment posted sales of $930 million in the fourth quarter, up 7 percent over the fourth quarter of 2012. Operating profits were $127 million, up 30 percent over the fourth quarter of 2012.
“Most parts of our Vehicle markets showed good growth in the fourth quarter,” said Cutler. “For 2014, we expect our Vehicle markets will grow 4 percent.”
Eaton is a power management company with 2013 sales of $22.0 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 102,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning first quarter 2014 operating earnings per share, and full year 2014 operating earnings per share and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company’s comparative financial results for the three months and year ended December 31, 2013 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2013	2012	2013	2012
Net sales	$5,527	$4,333	$22,046	$16,311

Cost of products sold	3,881	3,132	15,369	11,448
Selling and administrative expense	1,001	815	3,886	2,894
Research and development expense	165	126	644	439
Interest expense - net	62	108	271	208
Other (income) expense - net	(11)	64	(8)	71
Income before income taxes	429	88	1,884	1,251
Income tax (benefit) expense	(53)	(92)	11	31
Net income	482	180	1,873	1,220
Less net income for noncontrolling interests	(3)	(1)	(12)	(3)
Net income attributable to Eaton ordinary shareholders	$479	$179	$1,861	$1,217

Net income per ordinary share
Diluted	$1.00	$0.46	$3.90	$3.46
Basic	1.01	0.47	3.93	3.54

Weighted-average number of ordinary shares outstanding
Diluted	478.2	384.4	476.7	350.9
Basic	474.7	381.3	473.5	347.8

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$479	$179	$1,861	$1,217
Excluding acquisition integration charges and transaction costs (after-tax)	37	137	110	167
Operating earnings	$516	$316	$1,971	$1,384

Net income per ordinary share - diluted	$1.00	$0.46	$3.90	$3.46
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.08	0.36	0.23	0.48
Operating earnings per ordinary share	$1.08	$0.82	$4.13	$3.94
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2013	2012	2013	2012
Net sales
Electrical Products	$1,791	$1,138	$7,026	$3,846
Electrical Systems and Services	1,646	1,197	6,430	3,872
Hydraulics	714	693	2,981	2,960
Aerospace	446	434	1,774	1,719
Vehicle	930	871	3,835	3,914
Total net sales	$5,527	$4,333	$22,046	$16,311

Segment operating profit
Electrical Products	$276	$178	$1,090	$640
Electrical Systems and Services	221	146	889	424
Hydraulics	84	44	355	369
Aerospace	59	45	252	213
Vehicle	127	98	592	570
Total segment operating profit	767	511	3,178	2,216

Corporate
Amortization of intangible assets	(112)	(66)	(437)	(195)
Interest expense - net	(62)	(108)	(271)	(208)
Pension and other postretirement benefits expense	(47)	(41)	(183)	(162)
Inventory step-up adjustment	—	(38)	(34)	(42)
Other corporate expense - net	(117)	(170)	(369)	(358)
Income before income taxes	429	88	1,884	1,251
Income tax (benefit) expense	(53)	(92)	11	31
Net income	482	180	1,873	1,220
Less net income for noncontrolling interests	(3)	(1)	(12)	(3)
Net income attributable to Eaton ordinary shareholders	$479	$179	$1,861	$1,217
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
(In millions)
Assets
Current assets
Cash	$915	$577
Short-term investments	794	527
Accounts receivable - net	3,648	3,474
Inventory	2,382	2,336
Deferred income taxes	577	565
Prepaid expenses and other current assets	415	421
Total current assets	8,731	7,900

Property, plant and equipment - net	3,833	3,786

Other noncurrent assets
Goodwill	14,495	14,443
Other intangible assets	7,186	7,580
Deferred income taxes	240	353
Other assets	1,006	1,748
Total assets	$35,491	$35,810

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$13	$757
Current portion of long-term debt	567	314
Accounts payable	1,960	1,879
Accrued compensation	461	462
Other current liabilities	1,913	2,103
Total current liabilities	4,914	5,515

Noncurrent liabilities
Long-term debt	8,969	9,765
Pension liabilities	1,465	2,003
Other postretirement benefits liabilities	668	742
Deferred income taxes	1,323	1,548
Other noncurrent liabilities	1,289	1,059
Total noncurrent liabilities	13,714	15,117

Shareholders’ equity
Eaton shareholders’ equity	16,791	15,113
Noncontrolling interests	72	65
Total equity	16,863	15,178
Total liabilities and equity	$35,491	$35,810
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2013 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges and transaction costs for each business segment as well as corporate expense, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2012, Eaton acquired businesses in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions. These transactions and the related annual sales prior to acquisition are summarized below:

Acquired businesses	Date of transaction	Business segment	Annual sales

Cooper Industries plc (Cooper)	November 30, 2012	Electrical Products; Electrical Systems and Services	$5,409 for 2011
A diversified global manufacturer of electrical products and systems, with brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Systems and Services	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Systems and Services	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.

Note 2. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Three months ended December 31
	2013	2012	2013	2012	2013	2012
Acquisition integration charges
Electrical Products	$20	$3	$276	$178	$296	$181
Electrical Systems and Services	11	5	221	146	232	151
Hydraulics	8	7	84	44	92	51
Aerospace	—	—	59	45	59	45
Vehicle	—	—	127	98	127	98
Total business segments	39	15	$767	$511	$806	$526
Corporate	16	9
Total acquisition integration charges	$55	$24

Transaction costs
Corporate	$—	$90
Financing fees	—	62
Total transaction costs	$—	$152

Total acquisition integration charges and transaction costs before income taxes	$55	$176
Total after income taxes	$37	$137
Per ordinary share - diluted	$0.08	$0.36

	Year ended December 31
	2013	2012	2013	2012	2013	2012
Acquisition integration charges
Electrical Products	$44	$4	$1,090	$640	$1,134	$644
Electrical Systems and Services	37	13	889	424	926	437
Hydraulics	36	16	355	369	391	385
Aerospace	—	—	252	213	252	213
Vehicle	—	—	592	570	592	570
Total business segments	117	33	$3,178	$2,216	$3,295	$2,249
Corporate	37	11
Total acquisition integration charges	$154	$44

Transaction costs
Corporate	$8	$106
Financing fees	1	72
Total transaction costs	$9	$178

Total acquisition integration charges and transaction costs before income taxes	$163	$222
Total after income taxes	$110	$167
Per ordinary share - diluted	$0.23	$0.48

Business segment integration charges in 2013 were related primarily to the integrations of Cooper and Polimer Kaucuk Sanayi ve Pazarlama. Business segment integration charges in 2012 were related primarily to the integrations of Polimer Kaucuk Sanayi ve Pazarlama, Jeil Hydraulics, Cooper and Internormen Technology Group. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information the charges reduced Operating profit of the related business segment.
Corporate integration charges in 2013 and 2012 were related primarily to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information the charges were included in Other corporate expense - net.
Acquisition-related transaction costs, such as investment banking, legal, and other professional fees, and costs associated with change in control agreements, are not included as a component of consideration transferred in an acquisition but are expensed as incurred. Acquisition-related transaction costs in 2013 and 2012 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense, Interest expense - net and Other corporate expense - net. In Business Segment Information the charges were included in Interest expense - net and Other corporate expense - net.
See Note 1 for additional information about Cooper and other business acquisitions.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Pension benefit expense		Other postretirement benefits expense
	Three months ended December 31
	2013	2012	2013	2012
Service cost	$48	$42	$5	$4
Interest cost	57	55	8	9
Expected return on plan assets	(79)	(68)	(1)	(1)
Amortization	40	34	4	3
	66	63	16	15
Curtailment loss	1	1	—	—
Settlement loss	15	4	—	—
Total expense	$82	$68	$16	$15

	Year ended December 31
	2013	2012	2013	2012
Service cost	$190	$165	$20	$17
Interest cost	227	211	35	38
Expected return on plan assets	(311)	(260)	(6)	(6)
Amortization	160	133	14	13
	266	249	63	62
Curtailment loss	1	1	—	—
Settlement loss	54	23	—	—
Total expense	$321	$273	$63	$62

Note 4. INCOME TAXES
The effective tax rate for the fourth quarter of 2013 was a benefit of 12.4% compared to a benefit of 102.8% for the fourth quarter of 2012. The effective tax rate for full year 2013 was expense of 0.6% compared to expense of 2.5% for full year 2012. The difference in effective tax rates for the fourth quarter and full year 2013 was primarily attributable to the effects associated with the acquisition of Cooper, along with greater levels of income in lower tax jurisdictions and additional foreign tax credit utilization.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)